Exhibit 5.1

Synergen Law Group A Professional Law Corporation

September 16, 2010

Mr. Allan Ligi Poway Muffler & Brake, Inc. 13933 Poway Road Poway, CA 92064

Re:           Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Poway Muffler & Brake, Inc.

Dear Mr. Ligi:

We have acted as securities counsel to Poway Muffler & Brake, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 1,260,000 shares of common stock, no par value, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's Articles of Incorporation, Bylaws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photo copies, and the authenticity of the originals. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Colorado.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under

819 Anchorage Place, Suite 28 Chula Vista, CA 91914	Tel. 619.475.7882 Fax. 619.512.5184

Mr. Allan Ligi
September 16, 2010
Page | 2

the heading “Experts” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Regards, SYNERGEN LAW GROUP

/s/ Karen A. Batcher
Karen A. Batcher, Esq.
kbatcher@synergenlaw.com